Exhibit 10.2

BROWN & WILLIAMSON

TOBACCO

Jeffrey A. Eckmann

Senior Vice President &

Chief Financial Officer

August 14, 2003

Mr. Jonnie R. Williams

Chief Executive Officer

Star Scientific, Inc.

801 Liberty Way

Chester, Virginia 23836

Dear Jonnie:

This Letter Agreement is sent to confirm the verbal agreements we reached by telephone on Monday, August 11, 2003.

1.	B&W will buy 15 million green weight pounds of Star’s contracted flue-cured tobacco for delivery in 2003 at the price set forth in the Restated Master Agreement, namely, at a purchase price determined pursuant to B&W’s Contract Price Schedule plus a $0.10/pound (green weight) premium. B&W will make such payments directly to the growers and will provide whatever additional personnel at Chase City is needed for such payments.

2.	B&W will also buy Star’s excess 2003 flue-cured tobacco up to a maximum of 3.7 million green weight lbs. (no more than a maximum of 20,000 green weight lbs. per barn) for delivery in 2003 at a purchase price determined pursuant to B&W’s Contract Price Schedule. B&W will also pay the growers on Star’s behalf the $0.10/pound (green weight) premium contracted by Star for such tobaccos. B&W will pay directly to Golden Leaf Tobacco the $0.07/pound (green weight) processing fee for the first 15 million pounds set forth in the Chase City License and Services Agreement and $0.05 for any amount above 15 million pounds, but B&W will have no further obligations to either Star or Golden Leaf Tobacco for services rendered at Chase City. Star will reimburse B&W weekly for all such premium payments made on Star’s behalf, within one day of B&W’s billing of such costs to Star.

Mr. Jonnie R. Williams

August 14, 2003

3.	B&W and Star agree that B&W will have no obligations to buy leaf from Star after 2003, and B&W will not be required to reduce Star’s Obligations by the $0.80/pounds amount for unpurchased tobaccos as set forth in Section 3.04 of the Restated Master Agreement.

4.	B&W will reduce Star’s $7,161,005.42 liability to pay B&W for 1.9 million lbs. of processed leaf purchased for Star’s account. B&W will retain possession of such leaf and reduce Star’s obligation for such leaf from $7,161,005.42 to $3,700,000.

5.	B&W will extend the repayment schedule on the notes payable by Star to B&W so that the balance is payable in equal consecutive monthly installments over 96 months, rather than the current 60 month term. This extension applies to both principal and interest.

6.	B&W will retain possession of unshipped cut tobacco prepared for Star under the Supply Agreement for Star Scientific Blend and Star will pay B&W a disposal fee of $60,000.

7.	Star agrees that it will open the Chase City facility no later than August 18, 2003 for operation in accordance with the Chase City License and Services Agreement except as the terms of such Agreement have been modified by the terms of this Letter Agreement.

Please indicate your acceptance of these terms by signing and dating a copy of this Letter Agreement and returning it to me.

Sincerely,

/s/ Jeffrey A. Eckmann

Accepted and Agreed:

Star Scientific, Inc

By:	/s/ Jonnie R. Williams

Title:	Chief Executive Officer

Date:	August 14, 2003